Exhibit 10.3

AMENDED AND RESTATED HDGT DISTRIBUTION
AND SUPPLY AGREEMENT

dated as of February 27, 2019

between

GENERAL ELECTRIC COMPANY

and

BAKER HUGHES, A GE COMPANY, LLC

TABLE OF CONTENTS

APPENDICES

Appendix 1	HDGT New Units
Appendix 2	HDGT Services
Appendix 3	HDGT Engineering Services
Appendix 4	Controls Products Services

Appendix 5	Frame 5 Parts and Components
Appendix 6	Certain Purchases and Manufactured Parts and Components as of the Date Hereof
Appendix 7	Payment Terms for the License
Appendix 8	Supplier Terms
Appendix 9	GE and BHGE Respective Exceptions
Appendix 10	Competitors
Appendix 11	Frame 5 Pricing from Distributor to Supplier
Appendix 12	Third Party Licenses

AMENDED AND RESTATED HDGT DISTRIBUTION
AND SUPPLY AGREEMENT

This Amended and Restated HDGT Distribution and Supply Agreement, dated as of February 27, 2019 (as amended, modified or supplemented from time to time in accordance with its terms, this “Agreement”), is made by and between General Electric Company, a New York corporation (“GE”), acting through its GE Gas Power business unit (“GE Power”), and legal entities operating on GE Power’s behalf (collectively, with GE Power, “Supplier”), and Baker Hughes, a GE company, LLC, a Delaware limited liability company (“BHGE LLC” or “Distributor”) on behalf of itself and its Affiliates (each a “Party”, and collectively, the “Parties”).

RECITALS

WHEREAS, pursuant to that certain Master Agreement, dated as of November 13, 2018, among GE, Baker Hughes, a GE company, a Delaware corporation (“BHGE”), and BHGE LLC (as amended, modified or supplemented from time to time in accordance with the terms thereof, the “Master Agreement”), GE and BHGE desire to restructure and amend the existing commercial and technological relationships between the two companies;

WHEREAS, the Parties entered into a Supply Agreement, dated as of November 13, 2018 (the “Original Agreement”), under which Distributor agreed to purchase from Supplier Exclusive Products and Exclusive Services;

WHEREAS, pursuant to the Original Agreement, the Parties agreed to enter into a Distribution Agreement (as defined in the Original Agreement), substantially on the terms set forth in the Distribution Agreement Term Sheets (as defined in the Original Agreement);

WHEREAS, Supplier desires to appoint Distributor as its exclusive distributor with respect to (a) Exclusive Products and (b) Exclusive Services, and Distributor desires to accept such appointments in the O&G Segment;

WHEREAS, Supplier desires to supply to Distributor, and Distributor desires to purchase from Supplier, Exclusive Products and Exclusive Services;

WHEREAS, the Parties desire that this Agreement effect the Distribution Appointments pursuant to the terms of the Distribution Agreement Term Sheets (as defined in the Original Agreement) and establish the exclusive terms and conditions as to the transactions for Exclusive Products and Exclusive Services between the Parties; and

WHEREAS, the Parties desire to amend and restate the Original Agreement in its entirety, on the terms set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereby agree as follows:

Article I

Definitions

Section 1.01 Certain Defined Terms. The following capitalized terms used in this Agreement shall have the meanings set forth below:

“Accepted PO” shall have the meaning set forth in Section 6.02.

“Affiliate” shall mean, as to any Person, any other Person which, directly or indirectly, Controls, or is Controlled by, or is under common Control with, such Person; however, for purposes of this Agreement, (i) BHGE and its Subsidiaries shall not at any time be considered Affiliates of GE and (ii) GE and its Subsidiaries (except for the Subsidiaries of BHGE) shall not at any time be considered Affiliates of BHGE.

“Agreement” shall have the meaning set forth in the Preamble.

“Amended and Restated Channel Agreement” shall mean that certain Amended and Restated Channel Agreement, dated as of November 13, 2018, between GE and BHGE (as amended, modified or supplemented from time to time in accordance with the terms thereof).

“Amended and Restated Digital Agreement” shall mean that certain Amended and Restated GE Digital Master Products and Services Agreement, dated as of November 13, 2018, between GE Digital LLC and BHGE (as amended, modified or supplemented from time to time in accordance with the terms thereof).

“Amended and Restated Intellectual Property Cross License” shall mean that certain Amended and Restated Intellectual Property Cross License Agreement, dated as of November 13, 2018, between GE and BHGE (as amended, modified or supplemented from time to time in accordance with the terms thereof).

“Amended and Restated Stockholders Agreement” shall mean that certain Amended and Restated Stockholders Agreement, dated as of November 13, 2018, between GE and BHGE (as amended, modified or supplemented from time to time in accordance with the terms thereof).

“Amended and Restated Trademark License” shall mean that certain Amended and Restated Trademark License, dated as of November 13, 2018, between GE and BHGE (as amended, modified or supplemented from time to time in accordance with the terms thereof).

“American Petroleum Institute Configuration” shall mean any HDGTs configured according to a customer or a user specific request for compliance to API Standard 616.

“BHGE” shall have the meaning set forth in the Recitals.

“BHGE LLC” shall have the meaning set forth in the Preamble.

“BOP Equipment” shall mean the grouping of the equipment (generators, heat recovery steam generators, environmental control systems solutions boilers, auxiliary and ancillary mechanical and electrical equipment and components).

“Business Associate” shall have the meaning set forth in Section 3.01(c).

“Business Day” shall mean a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by applicable Law to close.

“Change in Control” shall mean, (i) with respect to BHGE or GE Power, any sale, transfer, assignment or other disposition (directly or indirectly) by such Person, whether in a single transaction or series of related transactions, of all or substantially all of its assets (other than to an Affiliate) to a Competitor, (ii) with respect to BHGE, any sale, transfer, assignment or other disposition (directly or indirectly) by such Person, whether in a single transaction or series of related transactions, of all or substantially all of the assets of the Turbomachinery & Process Solutions (TPS) business unit (other than to an Affiliate) to a Competitor, (iii) with respect to GE Power, any sale, transfer, assignment or other disposition (directly or indirectly), whether in a single transaction or series of related transactions, of all or substantially all of the assets of GE Power (other than to an Affiliate) to a Competitor, or (iv) with respect to BHGE or GE Power, any consolidation, merger or reorganization of such Person with or into another entity or any other transaction (whether by way of sales of assets or equity interest or otherwise) as a result of which the holders of a Competitor’s outstanding equity interests possessing the voting power (under ordinary circumstances) to elect a majority of such Competitor’s board of directors (or similar governing body) immediately prior to such transaction beneficially own, directly or indirectly, (A) a majority of the equity, voting, beneficial or financial interests of the surviving entity, (B) the right to appoint or remove a majority of the board of directors or members of an equivalent management body of the surviving entity, or (C) the power to direct or cause the direction of the management and policies of the surviving entity.

“Competitor” shall mean each of the Persons set forth on Appendix 10 or any of their respective Affiliates or any entity that then Controls any such Person or the majority of such Person’s assets.

“Confidential Information” shall have the meaning set forth in Section 12.09(a).

“Control” or “Controlling” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

“Controls Products” shall mean with respect to (i) Exclusive Products, the associated control system in respect of any HDGT New Units and (ii) (x) HDGTs in the O&G Segment or (y) Distributor’s installed base of HDGTs as set forth on Appendix 9-2, the spare parts and components (including, for the avoidance of doubt, commercially available control system cards (like-for-like replacement)), in each case, for the Mark VIe and Mark VIeS manufactured by Supplier for HDGTs, and as more particularly described on Appendix 4; provided, for the avoidance of doubt, excluding for all purposes of this definition Services in respect of technological upgrades that would require more than a de minimis new product introduction investment from Supplier.

“Derivatives” shall have the meaning set forth in Section 4.04(c).

“Development Offer” shall have the meaning set forth in Section 10.03(a).

“Distribution Appointments” shall mean, collectively, the Exclusive Products Distribution Appointment and the Exclusive Services Distribution Appointment.

“Distributor” shall have the meaning set forth in the Preamble.

“Effective Date” shall mean the Trigger Date.

“Equitable Relief” shall have the meaning set forth in Section 12.07(e).

“Exclusive License Term” shall have the meaning set forth in Section 7.03(a).

“Exclusive Products” shall mean HDGT New Units.

“Exclusive Products Distribution Appointment” shall mean the appointment of Distributor pursuant to Section 3.01(a) in respect of Exclusive Products.

“Exclusive Service Category” shall mean, with respect to HDGTs and related Services, in each of the following individual categories: (a) combustion capital parts, (b) hot gas path capital parts, (c) compressor rotors, air foils and associated components, (d) structures, (e) repair services, (f) without duplication, all other Services, (g) HDGT Engineering Services and (h) Controls Products, in each case, excluding any Frame 5 Parts and Components.

“Exclusive Services” shall mean (a) HDGT Services, (b) HDGT Engineering Services, (c) Frame 5 Parts and Components and (d) Controls Products.

“Exclusive Services Distribution Appointment” shall mean the appointment of Distributor pursuant to Section 3.01(a) in respect of Exclusive Services.

“Exempted Products and Services” shall have the meaning set forth in Section 3.02(c)(v).

“F and HA HDGTs” shall mean the family of HDGTs that are classified as “F or H/HA” within Supplier’s gas turbine product portfolio.

“Frame 5 Parts and Components” shall mean commercially available parts and components for Frame 5 heavy duty gas turbine models, in each case as more particularly described on Appendix 5.

“GE” shall have the meaning set forth in the Preamble.

“GE Digital Offerings” shall have the meaning set forth in the Amended and Restated Digital Agreement.

“GE Digital Services” shall have the same meaning as the term “Services” in the Amended and Restated Digital Agreement.

“GE Power Exclusive Field” shall have the meaning set forth in Section 7.03(a).

“Governmental Entity” shall mean any United States federal, state or local, or foreign, international or supranational, government, court or tribunal, or administrative, executive, governmental or regulatory or self-regulatory body, agency or authority thereof.

“HDGT BOP Services” shall mean Services in respect of HDGT NU BOP Equipment.

“HDGT Engineering Services” shall mean those engineering activities as more particularly described on Appendix 3.

“HDGT New Units” shall mean new HDGT assemblies and the associated core engine control Software thereof, in each case as more particularly described on Appendix 1, and, for the purpose of this definition, expressly excluding BOP Equipment associated with such HDGT assemblies.

“HDGT NU BOP Equipment” shall mean BOP Equipment in respect of HDGT New Units.

“HDGT Services” shall mean Services in respect of HDGTs (excluding for all purposes of this definition Controls Products) and, to the extent supplied by Suppliers, HDGT BOP Services.

“HDGTs” shall mean heavy duty gas turbine models that are classified as Frame 6B, Frame 6F.01, Frame 7E, Frame 9E, Frame 7F, Frame 9F, Frame 7HA or Frame 9HA in Supplier’s manufactured gas turbine product portfolio.

“Highly Confidential Information” means Confidential Information of the Supplier where, if such Confidential Information is disclosed or used improperly, such disclosure would reasonably be expected to have a material and adverse impact on the Supplier or any of its business units with respect to lost revenues, lost profits, loss of trade secret value, reputational risk and/or any other material and adverse non-quantitative risks.

“Intellectual Property” shall mean all of the following, whether protected, created or arising under the Laws of the United States or any foreign jurisdiction: (i) all inventions (whether patentable or unpatentable and whether or not reduced to practice), patent disclosures, industrial designs, all improvements thereto, and all United States and foreign patents, patent applications (including all patents issuing thereon), statutory invention registrations and invention disclosures, together with all continuation applications of all types, including reissuances, restorations, divisions, continuations, continuations-in-part, revisions, extensions and re-examinations thereof, and all rights therein provided by international treaties or conventions; (ii) all United States and non U.S. copyrightable works (including copyrights in Software), design rights, database rights, all copyrights and applications, registrations and renewals in connection therewith, whether registered or unregistered; (iii) trade secrets, know-

how and information that is proprietary and confidential; and (iv) all mask works (as defined in 17 U.S.C. §901) and all applications, registrations and renewals in connection therewith. As used in this Agreement, the term “Intellectual Property” expressly excludes all United States and foreign trademarks, service marks, trade dress, logos, trade names, Internet domain names, moral rights, designs, slogans and corporate names and general intangibles of like nature, whether registered or unregistered, together with all translations, adaptations, derivations and combinations thereof and other identifiers of source and including all goodwill associated therewith and all rights therein provided by international treaties or conventions, common law rights, applications, registrations, pending registrations, applications to register, reissues, extensions of the foregoing and renewals in connection therewith.

“IPP” shall mean an independent power producer that is generating, producing or selling power to the grid either under a power sales agreement or arrangement or as a merchant seller to the spot market.

“JV Supply Agreement” shall have the meaning set forth in Section 7.03(e).

“Law” shall mean any United States federal, state, local or non-United States statute, law, ordinance, regulation, rule, code, order or other requirement or rule of law, including common law.

“License” shall have the meaning set forth in Section 7.03(a).

“Low MW HDGTs” shall have the meaning set forth in Section 3.02(c)(iii).

“Master Agreement” shall have the meaning set forth in the Recitals.

“Mechanical Drive” shall mean an application where the HDGT’s rotational energy is utilized to drive equipment other than a generator, such as a compressor, pump, chiller or blower.

“New BHGE HDGT” shall have the meaning set forth in Section 10.03(a).

“November 1995 Nuovo Pignone Agreement” shall have the meaning set forth in Section 10.06.

“Nuovo Pignone” shall have the meaning set forth in Section 10.06.

“Nuovo Pignone Agreements” shall mean the November 1995 Nuovo Pignone Agreement, that certain Technical Assistance Agreement between GE and Nuovo Pignone dated August 31, 1995 and that certain Manufacturing Associate Agreement between GE and Nuovo Pignone dated April 8, 1988.

“O&G Segment” shall mean customers operating in the oil and gas industry in the Territory for which the application is one or more of the following oil and gas activities for mechanical drive and/or, to the extent provided in the next sentence below, power generation: (i) drilling, evaluation, completion and/or production; (ii) liquefied natural gas; (iii) compression and boosting liquids in upstream, midstream and downstream; (iv) pipeline inspection and pipeline integrity management; (v) processing in refineries and petrochemical plants (including fertilizer plants); in the case of each of the foregoing clauses (i) through (v), subject to the exclusivity provisions and the exceptions thereto set forth in Article III. The Parties acknowledge that the O&G Segment includes the opportunity to sell Exclusive Products and Exclusive Services to customers otherwise within the O&G Segment (pursuant to one of the clauses of the immediately preceding sentence) where fifty percent (50%) or less of the power generated by such Exclusive Products or Exclusive Services will be dispatched to the grid, but not where more than fifty percent (50%) of such power generated will be dispatched to the grid, such latter case being exclusively an opportunity of Supplier, in each case, subject to the exclusivity provisions and the exceptions thereto set forth in Article III; provided, that the foregoing determination with respect to the percentage of generated power by the application to the grid shall be made (i) with respect to the sale of Exclusive Products or any Exclusive Services associated with any Exclusive Products, by the applicable customer at the time of the sale of such Exclusive Products and (ii) with respect to the sale of Services associated with products for which neither GE nor BHGE is an original equipment manufacturer at the time of the sale of such Service, by the customer at the time of the sale of such Service.

“Offer Period” shall have the meaning set forth in Section 10.03(a).

“Party” or “Parties” shall have the meanings set forth in the Preamble.

“Person” shall mean an individual, corporation, partnership, joint venture, association, trust, unincorporated organization, limited liability company or governmental or other entity.

“POs” shall mean purchase orders issued by Distributor or any of its Affiliates to Supplier or any of its Affiliates for Exclusive Products or Exclusive Services during the Term.

“Power Island” shall mean the grouping of the equipment (gas and/or steam turbines, generators, heat recovery steam generators, environmental control systems solutions, boilers, auxiliary and ancillary mechanical and electrical equipment and components) within a plant.

“Regardless of Cause or Action” shall mean (to the maximum extent permitted by applicable Law), regardless of: cause, fault, default, negligence in any form or degree, strict or absolute liability, breach of duty (statutory or otherwise) of any person, including in each of the foregoing cases of the indemnified person, unseaworthiness of any vessel, or any defect in any premises/vessel; for all of the foregoing, whether pre-existing or not and whether the damages, liabilities, or claims of any kind result from contract, warranty, indemnity, tort/extra-contractual or strict liability, quasi contract, Law, or otherwise.

“Representatives” shall mean the applicable Party’s respective directors, officers, members, employees, representatives, agents, attorneys, consultants, contractors, accountants, financial advisors and other advisors.

“Sensitive Material” shall have the meaning set forth in Section 3.01(c).

“Services” shall mean (i) provision of commercially available parts and components, repairs, upgrades, conversions, modifications, technical advisory services and training, installation, commissioning, operations and maintenance and maintenance services and (ii) additional services and related ancillary and auxiliary equipment and BOP Equipment (where supplied by Supplier), in each case, for similar purpose and intent at the same site; including, in each case, for the avoidance of doubt, in connection with any contractual service agreements, long-term supply agreements, supply agreements, maintenance management programs, operations and maintenance or similar services agreements but excluding, in each case, for all purposes any GE Digital Offerings and GE Digital Services.

“Software” shall mean computer software, programs and databases in any form, including (as applicable in context) source code, object code, operating systems, specifications, data, database management code, utilities, graphical user interfaces, software engines, software platforms, data formats, versions thereof, and related materials, documentation, developer notes, comments and annotations.

“Specified HDGT Engineering Services” shall mean those HDGT Engineering Services listed in items 1 to 7 on Appendix 3.

“Steering Committee” shall have the meaning set forth in Section 4.01.

“Subsidiary” shall mean with respect to any Person, another Person, an amount of the voting securities or other voting ownership interests of which is sufficient, together with any contractual rights, to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person.

“Supplier” shall have the meaning set forth in the Preamble.

“Supplier Developer” shall have the meaning set forth in Section 10.03(a).

“Supplier Intellectual Property” shall mean any Intellectual Property owned by Supplier to the extent such Intellectual Property relates to, or is otherwise used in connection with, Exclusive Products (including the manufacture and commercialization thereof) or Exclusive Services.

“Supplier Sourcing Share” shall have the meaning set forth in Section 5.04(b).

“Supplier Terms” shall mean each applicable Supplier’s terms and conditions for the sale of Exclusive Products and the provision of Exclusive Services, and as attached as Appendix 8 (part 8-1 in respect of HDGT New Units and Controls Products and part 8-2 in respect to HDGT Services), with such amendments, modifications and supplements to each such applicable terms as Supplier may adopt from time to time, but solely to the extent such amendments, modifications and supplements are required by applicable Law or agreed by the Parties (which shall be incorporated in the existing Supplier Terms applicable to this Agreement as agreed to in writing by the Parties).

“Tax” shall mean any federal, state, provincial, local, foreign or other tax, import, duty or other governmental charge or assessment or escheat payments, or deficiencies thereof, including income, alternative, minimum, accumulated earnings, personal holding company, franchise, capital stock, net worth, capital, profits, windfall profits, gross receipts, value added, sales, use, excise, custom duties, transfer, conveyance, mortgage, registration, stamp, documentary, recording, premium, severance, environmental, real and personal property, ad valorem, intangibles, rent, occupancy, license, occupational, employment, unemployment insurance, social security, disability, workers’ compensation, payroll, health care, withholding, estimated or other similar tax and including all interest and penalties thereon and additions to tax.

“Technology” shall mean, collectively, designs, formulae, algorithms, procedures, methods, products, services, techniques, ideas, know-how, results of research and development, Software, descriptions, flow-charts, documentation (including user manuals and other training documentation), tools, data, inventions, apparatus, creations, improvements, works of authorship and other similar materials, and all recordings, graphs, drawings, reports, analyses and other writings, and any other embodiments of the above, in any form whether or not specifically listed herein.

“Term” shall have the meaning set forth in Section 11.01.

“Termination Date” shall mean the date on which this Agreement is terminated under Section 11.02.

“Termination of Exclusivity” shall have the meaning set forth in Section 7.03(a).

“Territory” shall mean worldwide.

“Trigger Date” shall have the meaning set forth in the Amended and Restated Stockholders Agreement, dated as of November 13, 2018, between GE and BHGE (as amended, modified or supplemented from time to time in accordance with the terms thereof).

“Triggering Reduction” shall have the meaning set forth in Section 7.03(a).

Article II

Scope

Section 2.01 Scope. Subject to the terms and conditions herein, this Agreement shall apply to (a) the distribution of the Exclusive Products and Exclusive Services in the O&G Segment and (b) all POs issued by Distributor or any of its Affiliates to Supplier or any of its Affiliates for Exclusive Products or Exclusive Services, in the case of each of the foregoing clauses (a) and (b), on or following the Effective Date during the Term in compliance with the terms of this Agreement.

Article III

Exclusive Distribution

Section 3.01 Distribution Appointments and Acceptance

(a)       On the terms and subject to the conditions set forth in this Agreement, including the limitations set forth in Section 3.02, and further to the license granted to the Distributor under the Amended and Restated Intellectual Property Cross License, to the extent permitted by applicable Law, Supplier hereby appoints Distributor as Supplier’s sole and exclusive (also vis-à-vis-Supplier) distributor of Exclusive Products and Exclusive Services, in each case, in the O&G Segment (and, during such appointment, except as provided under Section 10.01 or Section 11.02(e), Supplier and its Affiliates shall refrain from pursuing, directly or indirectly, any such distribution in the O&G Segment or appointing any other distributor in respect of Exclusive Products and Exclusive Services in the O&G Segment), and Distributor hereby accepts such appointment. Distributor shall market, distribute and sell Exclusive Products and Exclusive Services consistent with substantially the same effort that Distributor would use to market, distribute and sell other similar heavy duty products and services in its portfolio from time to time having regard to prevailing market conditions, on the terms and subject to the conditions set forth in this Agreement. Except as expressly set forth in Section 3.02, nothing in this Agreement is intended to nor shall grant Distributor any rights to distribute (i) any products or services other than Exclusive Products or Exclusive Services or (ii) any Exclusive Products or Exclusive Services outside of the O&G Segment.

(b)       The relationship of Supplier and Distributor pursuant to the terms of this Agreement is that of independent contractors and does not create or imply any relations between the Parties as partners, joint venturers, or co-owners or be deemed to constitute a partnership, an employment relationship or an agency. None of Distributor or any of its agents, Affiliates or employees is or shall be a representative of Supplier for any purpose, and they shall have no power or authority as agent, employee, representative, or in any other capacity to represent, act for, bind, or otherwise create or assume any obligation on behalf of Supplier. None of Supplier or any of its agents, including any business associates of Supplier, Affiliates or employees is or shall be a representative of Distributor for any purpose in connection with this Agreement, and they shall have no power or authority as agent, employee, representative or in any other capacity to represent, act for, bind, or otherwise create or assume any obligation on behalf of Distributor. All financial obligations associated with Distributor’s business are the sole responsibility of Distributor. All financial obligations associated with Supplier’s business are the sole responsibility of Supplier. All sales, provision of services and other agreements between Distributor and its customers are Distributor’s exclusive responsibility and do not affect Distributor’s obligations under this Agreement.

(c)       Distributor may use subdistributors, marketers, dealers or third party sellers or service providers (each, a “Business Associate”) from time to time to distribute Exclusive Products and Exclusive Services in the O&G Segment; provided, that, during the Term, subject to the last sentence of this Section 3.01(c), Distributor shall notify Supplier prior to establishing or appointing any Business Associate after the date hereof that was not established or approved by Distributor and its Affiliates as of the date hereof; provided, further, that

Distributor shall not attempt or purport to grant to any Business Associates any rights greater than those granted by Supplier to Distributor under this Agreement, including any right to distribute outside of the O&G Segment in respect of any Exclusive Product or Exclusive Service. Distributor shall require that any Business Associate complies with the same obligations imposed on Distributor under this Agreement, including the Supplier Terms and, notwithstanding anything to the contrary herein, Distributor shall be fully responsible and liable hereunder for the actions and omissions of such Business Associate in the exercise or performance of such obligations. Without prior written consent from Supplier (such consent not to be unreasonably withheld, conditioned or delayed), Distributor and its Affiliates shall not establish or appoint any Business Associate for the purposes of this Agreement that will have access to any Highly Confidential Information included within the Supplier Intellectual Property (“Sensitive Material”). For the avoidance of doubt, Sensitive Material shall not include any information, know-how or other materials or technology that are of the types provided as of the Effective Date to customers in connection with products or services provided by or on behalf of Distributor or its Affiliates.

Section 3.02 Exceptions to the Distribution Appointments.

(a)       Notwithstanding the Distribution Appointments, Supplier shall retain the exclusive right to sell, directly or indirectly, Exclusive Products in the O&G Segment (and Distributor and its Affiliates shall refrain from pursuing any such sale or opportunity), for any applications, (i) requiring non-Mechanical Drive F class HDGTs (excluding 6F.01 class HDGTs) and HA class HDGTs, including such application by natural gas-based fertilizer customers; (ii) where more than 50% of the power generated by such Exclusive Products (as determined by the customer) will be dispatched by the application to the grid; provided, that the foregoing determination with respect to the percentage of generated power by the application to the grid shall be made with respect to the sale of Exclusive Products, by the applicable customer at the time of the sale of such Exclusive Products; or (iii) required by IPPs that sell power to such IPPs’ end users in the O&G Segment (unless such end user specifies an American Petroleum Institute Configuration).

(b)       Notwithstanding the Distribution Appointments, Supplier shall retain the exclusive right to provide, directly or indirectly, Exclusive Services in the O&G Segment (and Distributor and its Affiliates shall refrain from pursuing any such sale or opportunity) for any applications (i) for F and HA HDGTs and related BOP Equipment (other than 6F.01 class HDGTs and any F and HA HDGTs with a Mechanical Drive); (ii) for gas turbine-based power generation plant equipment and other original equipment manufacturer Power Island equipment where more than 50% of the power generated (as determined by the customer) will be dispatched by the application to the grid; provided, that the foregoing determination with respect to the percentage of generated power by the application to the grid shall be made (a) with respect to the sale of Exclusive Services associated with any Exclusive Products, by the applicable customer at the time of the sale of such Exclusive Products and (b) with respect to the sale of Services associated with products for which neither GE nor BHGE is an original equipment manufacturer at the time of the sale of such Service, by the customer at the time of the sale of such Service; (iii) by IPPs that sell power to such IPPs’ end users in the O&G Segment (unless such end user specifies an American Petroleum Institute Configuration); or (iv) in respect of heavy duty gas turbines in Supplier’s installed base within the O&G Segment as set forth on Appendix 9-1.

(c)       In addition, for the avoidance of doubt, each Party acknowledges that:

(i)       Distributor shall have a non-exclusive right to purchase Supplier’s BOP Equipment in respect of Exclusive Products under the terms of this Agreement;

(ii)       Neither Distributor nor its Affiliates shall have any right under this Agreement or the Amended and Restated Intellectual Property Cross License to provide, directly or indirectly, any Exclusive Services outside of the O&G Segment, except to the extent Distributor is providing such Exclusive Services outside of the O&G Segment to certain heavy duty gas turbines in Distributor’s installed base as set forth on Appendix 9-2, which provision of Exclusive Services outside of the O&G Segment to such heavy duty gas turbines in Distributor’s installed base, for the avoidance of doubt, shall form part of the Exclusive Services Distribution Appointment;

(iii)       Supplier shall not be restricted hereunder in communicating with customers within the O&G Segment that have purchased, or may purchase, from Distributor gas turbines with a maximum rating of less than 20MW for plants at or below 25MW total plant size (“Low MW HDGTs”) for the purpose of providing products and services to such customers other than heavy duty gas turbines;

(iv)       Supplier and Distributor agree that, (x) sales within the O&G Segment of Low MW HDGTs and Services relevant to such Low MW HDGTs shall, to the extent permitted by applicable Law, be exclusive to Distributor and (y) sales of Low MW HDGTs and Services relevant to such Low MW HDGTs outside of the O&G Segment shall be non-exclusive to either Party; and

(v)       Neither Distributor nor its Affiliates shall have any right under this Agreement or the Amended and Restated Intellectual Property Cross License to manufacture, purchase or distribute any HDGT spare parts or Exclusive Services in conjunction with any original equipment manufacturers within the O&G Segment, and Distributor and its Affiliates shall source all of their requirements for such HDGT spare parts and Exclusives Services, as the case may be, from Supplier; provided, however, that this obligation shall exclude (x) parts and components set forth on Appendix 6 that Distributor can establish and demonstrate that it manufactures or sources independently from third party suppliers as of the date hereof, and (y) any Services that Distributor can establish and demonstrate that it performs independently or subcontracts to any third party supplier as of the date hereof (the foregoing clauses (x) and (y), collectively the “Exempted Products and Services”).

Article IV

Steering Committee

Section 4.01 Establishment of Steering Committee. No later than thirty (30) days after the Effective Date, the Parties shall establish a committee to facilitate the distribution of the Exclusive Products and provision of Exclusive Services in the O&G Segment under this Agreement (the “Steering Committee”) in accordance with this Section 4.01.

Section 4.02 Composition of the Steering Committee. The Steering Committee shall be comprised of up to four (4) representatives designated by each of the Parties. Each representative shall be the Marketing or Sales Executives and Product Leadership Executives of the designating Party. Each Party shall appoint its respective initial representatives to the Steering Committee within thirty (30) days after the Effective Date, and may from time to time substitute its representatives, in its sole discretion, effective upon notice to the other Party of such change. Additional representatives or consultants may from time to time be invited to attend Steering Committee meetings, subject to such representatives’ and consultants’ written agreement to comply with the requirements of Section 12.09 and the consent of each Party (such consent not to be unreasonably withheld). Each Party shall bear its own expenses relating to attendance at such meetings by its representatives and consultants.

Section 4.03 Meetings. The Steering Committee shall meet in accordance with a schedule established by mutual written agreement of the Parties, but no less frequently than once per calendar quarter or as frequently as needed to discharge its responsibilities under this Agreement. The Steering Committee may meet by means of teleconference, videoconference or other similar communications equipment, in each case, over which each participant can hear and be heard.

Section 4.04 Matters for Steering Committee Discussion or Decision. The Steering Committee shall serve as a forum for discussion of the following matters in respect of this Agreement (subject, in each case, to appropriate confidentiality arrangements required by either Party or the applicable antitrust Laws):

(a)       Supplier’s pricing to Distributor in respect of the Exclusive Products and the Exclusive Services in effect;

(b)       lead times and cycle time targets of the Exclusive Products and Exclusive Services pursuant to the terms of the last sentence of Section 6.02;

(c)       developments of HDGT New Units and Controls Products, in each case, that are natural extensions or derivatives of such existing Exclusive Products (“Derivatives”); and if Distributor elects to include such Derivatives in the Exclusive Products or Exclusive Services, the Steering Committee shall discuss in good faith any adjustment to the pricing between the Parties in respect of the supply and distribution of such Derivatives;

(d)       potential adoption by Distributor of a potential control product manufactured by Supplier that is a technological upgrade requiring more than a de minimis new product introduction investment from Supplier or its Affiliates (e.g., a Mark VII) and the incorporation of such control product in Distributor’s installed base on an exclusive basis in the O&G Segment, in each case, subject to agreement by the Parties on the scope of such exclusivity and pricing for such adoption, supply and exclusivity; and

(e)       subject in all respects to Section 12.07, any disputes between the Parties hereunder.

Section 4.05 Decision Making.

(a)       With respect to all matters considered, reviewed and discussed by the Steering Committee, the Steering Committee shall endeavor in good faith to reach unanimous agreement on a proposed decision with each Party (regardless of the number of attendees from the Party at a given meeting). The Steering Committee shall reach consensus on matters (if possible) for recommendations to the management of each Party and any such consensus recommendation shall only be binding on the Parties upon execution by each Party of definitive agreements in respect of such matters.

(b)       With respect to any matter set forth in Section 4.04(f) above, if the Steering Committee is unable to resolve such matter, then the Steering Committee may be enlarged to include additional members, which such persons shall be the P&L CEO, CFO, General Manager or Vice President of Supplier and Distributor, respectively, in order to reach resolution. If the enlarged Steering Committee is unable to resolve such matter, then the disputed matter shall be subject to, and resolved in accordance with, the dispute resolution procedure described in Section 12.07; provided, however, that the mediation procedure described in the immediately preceding sentence shall be deemed to have satisfied any mediation requirement required pursuant to Section 12.07.

Article V

Mutually Exclusive Supply of Exclusive Products
and Exclusive Services

Section 5.01 Commitment.

(a)       Exclusivity. Pursuant to Section 5.01(b), Section 5.02, and Section 5.03, during the Term, effective as of the Effective Date, (1) Supplier or any of its Affiliates acting on its behalf shall sell to Distributor and its Affiliates acting on its behalf, and Distributor or any of its Affiliates acting on its behalf shall purchase from Supplier, as Distributor’s sole supplier, one hundred percent (100%) of Distributor’s requirements of Exclusive Products and Exclusive Services in the O&G Segment and (2) except as set forth in Section 3.02 (subject to Section 3.02(c)), the exception for Exempted Products and Services set forth in Section 5.01(b) or Section 10.01, as applicable, Supplier and its Affiliates shall not supply to any other Person, and Distributor and its Affiliates shall not purchase from any other Person, in each case, Exclusive Products or Exclusive Services in the O&G Segment.

(b)       Purchasing Commitment. Distributor expressly covenants and agrees that, subject only to the exceptions expressly set forth in this Agreement, during the Term, Distributor shall not purchase or otherwise obtain any Exclusive Products or Exclusive Services from any source other than Supplier. Unless otherwise agreed to by the Parties, Distributor will not manufacture, purchase, sell or distribute any Exclusive Products or Exclusive Services in conjunction with any original equipment manufacturers (other than Supplier hereunder), and will exclusively source its requirements of all Exclusive Products and Exclusive Services from Supplier; provided, however, that the obligation contained in this Section 5.01(b) shall exclude the Exempted Products and Services.

Section 5.02 Supplying Commitment. At all times during the Term, Supplier agrees to (a) possess and maintain the necessary capacity, machinery, personnel and resources to sell to Distributor or any of its Affiliates acting on its behalf at least the volume of Exclusive Products and Exclusive Services set forth in all outstanding Accepted POs and (b) make reasonable efforts to possess and maintain the necessary capacity, machinery, personnel and resources to sell to Distributor or any of its Affiliates acting on its behalf the volume of Exclusive Products and Exclusive Services set forth in all outstanding Distributor Forecasts, as defined below.

Section 5.03 Termination of Exclusive Purchasing Commitment. Without prejudice to any other rights or remedies to which Distributor may be entitled under this Agreement or applicable Law, including the right to seek damages and/or Equitable Relief, upon written notice to Supplier, Distributor shall be relieved of its exclusivity obligations under Section 5.01(a), Section 5.01(b) and Section 10.02, (i) if Supplier materially and repeatedly defaults on the performance of its obligations under (x) Section 5.01(a) or Section 5.02, (y) Article III or (z) Section 10.05 and, in the case of each of the foregoing clauses (x) to (z), is not able to cure such material and repeated default within sixty (60) days following written notice of such material and repeated default from Distributor or (ii) upon the occurrence of a Change in Control of GE Power; provided, that if Supplier disputes that such a material and repeated default has occurred, then senior management representatives of the Parties shall meet, no later than fifteen (15) days following delivery of written notice from one Party to the other Party requesting such meeting, to attempt to resolve such dispute. The Parties shall use all reasonable efforts to fully resolve the dispute and to find a cure, in each case, within the cure periods set forth above, and if not so resolved or cured within such cure periods, the termination shall become effective upon Distributor’s delivery of a written notice to Supplier. Distributor shall be entitled to seek other available remedies pursuant to this Agreement (and, for these purposes, the limitation on liability for loss of profit or revenues in Section 8.01 shall not apply solely with respect to damages incurred by Distributor or its Affiliates from Supplier’s material and repeated defaults on the performance of its obligations under Section 5.01(a) or Section 5.02 or Article III).

Section 5.04 Termination of Exclusive Supplying Commitment and Distribution Appointment. Upon written notice to Distributor, Supplier shall be relieved of its exclusivity obligations under Section 3.01(a) and its exclusivity obligations and obligation to supply one hundred percent (100%) of Distributor’s requirements in the O&G Segment under Section 5.01(a) if:

(a)       Distributor materially and repeatedly defaults on the performance of its obligations under (i) Section 5.01(a), Section 5.01(b) and Section 10.02, (ii) Article III and (iii) Section 10.05 and, in the case of each of the foregoing clauses (i) to (iii), is not able to cure such material and repeated default within sixty (60) days following written notice of such material and repeated default from Supplier; provided, that if Distributor disputes that such a default has occurred, then senior management representatives of the Parties shall meet, no later than fifteen (15) days following delivery of written notice from one Party to the other Party requesting such meeting, to attempt to resolve such dispute. The Parties shall use all reasonable efforts to fully resolve the dispute and to find a cure, in each case, within the cure periods set forth above, and if not so resolved or cured within such cure periods, such termination with respect to Supplier’s exclusivity obligations under Section 3.01(a) and Section 5.01(a) shall become effective upon Supplier’s delivery of a written notice to Distributor;

(b)       Distributor reduces in any twenty-four (24)-month period the Supplier Sourcing Share with respect to any Exclusive Service Category (that Distributor purchases pursuant to this Agreement) by thirty percent (30%) as compared to the Supplier Sourcing Share with respect to such Exclusive Service Category purchased from Supplier in the most recently completed twenty-four (24) month period in respect of such Exclusive Service Category during the applicable Term, and Supplier (i) has available capacity to supply such Exclusive Service Category pursuant to the Agreement and (ii) is not then in Material Breach of this Agreement (which such Material Breach is incapable of being satisfied or cured by Supplier within thirty (30) calendar days following receipt of written notice from Distributor of such Material Breach); provided, that Supplier shall no longer be bound by Section 5.01(a) only with respect to such Exclusive Service Category. Upon reasonable request from Supplier, Distributor shall provide to Supplier, in reasonable detail, the Supplier Sourcing Share with respect to applicable time periods. For purposes of this Section 5.04(b), “Supplier Sourcing Share” means the amount of the sourcing costs incurred by Distributor with respect to any Exclusive Service Category purchased by Distributor from Supplier in any given period of time divided by the aggregate amount of the sourcing costs (including costs internally incurred by Distributor in respect of manufacturing or sourcing any Exempted Products and Services or otherwise) as measured by the aggregate sales volume for such Exclusive Service Category (including any Exempted Products and Services) sold by Distributor in the same measurement period; or

(c)       Upon the occurrence of a Change in Control of BHGE.

Section 5.05 Certain Agreed Remedies.

(a)       Specified Arbitration. In the case of Supplier being relieved of its exclusivity obligations hereunder following a termination pursuant to Section 5.04(a) or Section 5.04(b) (only with respect to the applicable Exclusive Service Category) the procedures set forth in Section 5.05(b) shall immediately apply to all POs submitted by Distributor or its Affiliates following the date of the notice of termination (the “Covered POs”; it being understood and agreed that POs submitted prior to such notice date shall be subject to the terms and conditions of this Agreement without giving effect to this Section 5.05, and Distributor shall not submit POs (and Supplier shall not be obligated to accept such POs) after commencement of the applicable cure period under Section 5.04(a) or Section 5.04(b) except in the ordinary course of business consistent with past practice). If Distributor disputes such termination by Supplier, then such dispute shall be resolved solely in accordance with Section 12.07(c) and Section 12.07(d) and Distributor and Supplier and their Affiliates hereby waive any right to seek Equitable Relief in respect of such termination other than as expressly provided in this Section 5.05 (such dispute resolution process subject to such waiver, the “Specified Arbitration”).

(b)       Remedy Pending Determination of Specified Arbitration. Pending such determination of the Specified Arbitration, the following procedures shall apply in respect of all Covered POs:

(i)       if Distributor elects to submit such termination by Supplier to Specified Arbitration, Distributor shall deliver a written notice to Supplier of such election;

(ii)       such notice by Distributor to Supplier shall be accompanied with a list of its then-existing long-term service agreements for multi-year maintenance (“LTSAs”) specifying in reasonable detail (x) with respect to each LTSA, the related term, applicable products lines, an estimate of the annual Exclusive Product and Exclusive Service volume required by Distributor pursuant to such LTSA and such other information as reasonably requested by Supplier and (y) Distributor’s approximate inventory of Exclusive Products and Exclusive Services as of the date of such notice; and

(iii)       Supplier shall supply to Distributor Exclusive Products and Exclusive Services in the O&G Segment on a non-exclusive basis (i.e., in addition to supplying other distributors or customers directly or indirectly in the O&G Segment) (A) at then-prevailing market prices (but otherwise in accordance with the terms and conditions under this Agreement, including lead times, cycle times and Supplier Terms and each PO submitted by Distributor shall identify the LTSA to which such PO relates), and Distributor and its Affiliates shall continue to purchase from Supplier (and no other Person), one hundred percent (100%) of its requirements (for the avoidance of doubt, other than Exempted Products and Services) to enable it to perform its obligations under the LTSAs and (B) at then-prevailing market prices and on market lead times and cycle times (but otherwise in accordance with the terms and conditions under this Agreement, including the Supplier Terms) to Distributor and, Distributor and its Affiliates shall continue to purchase from Supplier (and no other Person), one hundred percent (100%) of its requirements for Exclusive Products and Exclusive Services in the O&G Segment (exclusive of any LTSA commitments) (“Non-LTSA Supply”).

(iv)       For purposes of the immediately preceding clause (iii), no effect shall be given to (1) any material modification of any LTSA with respect to the scope of products and services covered during the term of the Specified Arbitration or (2) any extension or renewal of any LTSA other than (x) pursuant to the exercise of an extension or renewal option by the customer (not requiring the consent of Distributor or its Affiliates) pursuant to the terms of the applicable LTSA in effect on the date of the notice of termination or (y) that is otherwise requested by the customer and agreed by Supplier, and Supplier shall notify Distributor within ten (10) Business Days of request by Distributor whether or not it agrees. If Supplier does not agree to any such extension or renewal request, then Distributor’s purchase obligations under this Agreement (including for the avoidance of doubt Distributor’s obligations under Section 5.01(a), Section 5.01(b) and Section 10.02) with respect to such LTSA shall terminate, and Distributor and its Affiliates shall have the right to source supply for such LTSA from third parties or internally solely for the O&G Segment.

(c)       Remedy if Specified Arbitration Results in Distributor’s Favor. If the Specified Arbitration is resolved in Distributor’s favor and Supplier’s termination pursuant to Section 5.04(a) or Section 5.04(b), as applicable, is overturned, the following procedures shall apply:

(i)       Supplier will promptly reimburse in cash the difference between such market price and the price agreed pursuant to this Agreement for all amounts collected by Supplier in respect of Exclusive Products and Exclusive Services purchased by Distributor or its Affiliates under Section 5.05(b)(iii) (plus interest thereon at an interest rate equal to 7.5% per annum, accruing from the date of such termination pursuant to Section 5.04(a) or Section 5.04(b) through the date of payment by Supplier);

(ii)       Distributor shall be entitled to seek other available remedies pursuant to this Agreement (and, for these purposes, the limitation on liability for loss of profit or revenues in Section 8.01 shall not apply), in each case, solely with respect to damages incurred by Distributor or its Affiliates; and

(iii)       the terms of this Agreement, including without limitation price, exclusivity and lead times and cycle times, with respect to the supply of Exclusive Products and Exclusive Services in the O&G Segment, will immediately be reinstated retroactively to the date of delivery of the notice of termination.

(d)       Remedy if Specified Arbitration Results in Supplier’s Favor. If the Specified Arbitration is resolved in Supplier’s favor and Supplier’s termination pursuant to Section 5.04(a) or Section 5.04(b), as applicable, is upheld, the following procedures will apply:

(i)       Supplier will continue to supply on a non-exclusive basis (i.e., in addition to supplying other distributors or customers directly or indirectly in the O&G Segment), and Distributor will continue to purchase from Supplier (and no other Person) Distributor’s LTSA requirements, in each case, of Exclusive Products and Exclusive Services in the O&G Segment (for the avoidance of doubt, other than Exempted Products and Services), in accordance with Section 5.05(b)(iii)(A). For purposes of the foregoing, no effect shall be given to (1) any material modification of any LTSA with respect to the scope of products and services covered during the term thereof or (2) any extension or renewal of any LTSA other than (x) pursuant to the exercise of an extension or renewal option by the customer (not requiring the consent of Distributor or its Affiliates) pursuant to the terms of the applicable LTSA in effect on the date of the notice of termination or (y) that is otherwise requested by the customer and agreed by Supplier, and Supplier shall notify Distributor within ten (10) Business Days of request by Distributor whether or not it agrees. If Supplier does not agree to any such extension or renewal request, then Distributor’s purchase obligations under this Agreement (including for the avoidance of doubt Distributor’s obligations under Section 5.01(a), Section 5.01(b) and Section 10.02) with respect to such LTSA shall terminate, and Distributor and its Affiliates shall have the right to source supply for such LTSA from third parties or internally solely for the O&G Segment;

(ii)       Supplier will have a one-time option exercisable within twenty (20) Business Days from the date the Specified Arbitration decision is rendered by the tribunal (which election by Supplier shall be binding for the remainder of the Term) either to (x) continue to supply to Distributor on an non-exclusive basis (i.e., in addition to supplying other distributors or customers directly or indirectly in the O&G Segment) at the prevailing market prices, and require Distributor to continue to purchase from

Supplier (and no other Person), in each case, Exclusive Products and Exclusive Services in the O&G Segment (for the avoidance of doubt, other than Exempted Products and Services), with respect to Non-LTSA Supply in accordance with Section 5.05(b)(iii)(B) or (y) terminate both Supplier’s supply obligation and Distributor’s purchase obligation (including for the avoidance of doubt Distributor’s obligations under Section 5.01(a), Section 5.01(b) and Section 10.02) with respect to such Non-LTSA Supply (and, for the avoidance of doubt, any such purchase of Non-LTSA Supply by Distributor from third parties or sourced internally shall be solely in the O&G Segment); and

(iii)       Supplier shall be entitled to seek other available remedies pursuant to this Agreement (and, for these purposes, the limitation on liability for loss of profit or revenues in Section 8.01 shall not apply) solely with respect to damages incurred by Supplier or its Affiliates from Distributor’s material and repeated defaults on the performance of its obligations under Section 5.01(a) or Section 5.01(b) or Section 10.02 or Article III.

(e)       The parties agree that the remedies set forth in this Section 5.05 are the sole and exclusive remedies in connection with the matters set forth in Section 5.04 and for the avoidance of doubt, shall not result in extending the Term of this Agreement other than as set forth in Section 11.01.

Section 5.06 Effect of Termination of Exclusive Supplying Commitment and Distribution Appointment. In the event of (i) Distributor being relieved of its exclusivity obligations following a termination pursuant to Section 5.03, and this Agreement not otherwise being terminated in accordance with Section 11.02, Supplier shall continue (A) to be bound by its exclusivity obligations under Section 3.01(a) and its exclusivity obligations and obligation to supply, one hundred percent (100%) of Distributor’s requirements in the O&G Segment under Section 5.01(a) and (B) to supply to Distributor Exclusive Products and Exclusive Services in the O&G Segment in accordance with each Accepted PO and (ii) Supplier being relieved of its exclusivity obligations following a termination pursuant to Section 5.04(a) or Section 5.04(b), and this Agreement not otherwise being terminated in accordance with Section 11.02, except as set forth in Section 5.05, Supplier shall no longer have an obligation to supply Distributor pursuant to Section 5.01(a) on an exclusive basis and Distributor shall be deemed to be a non-exclusive distributor of Supplier in the O&G Segment for Exclusive Products and Exclusive Services (but in the case of Section 5.04(b), in each case only with respect to the applicable Exclusive Service Category).

Article VI

Quantities and Purchase Orders

Section 6.01 Forecasts. On the first Business Day of the first November following the Effective Date, and on each subsequent anniversary thereof during the Term, Distributor shall provide Supplier with a rolling forecast setting forth its purchase requirements for the following calendar year for each Exclusive Product and Exclusive Service (each, a “Distributor Forecast”). Distributor shall provide at least quarterly updates to a Distributor Forecast in the event there are material changes in any Distributor Forecast. In addition,

Distributor and Supplier shall meet every calendar quarter to discuss Distributor’s forecasting so that the Parties can coordinate with respect to upcoming annual inventory needs in respect of Exclusive Products and Exclusive Services.

Section 6.02 Orders. Distributor shall deliver POs for the quantities of Exclusive Products or Exclusive Services that Distributor desires to purchase hereunder to standard lead time and cycle time targets (which targets the Parties shall agree to prior to the Effective Date), which targets shall be in effect for the immediately following (a) thirty-six (36) months of the Term in respect of the Exclusive Services and (b) twenty-four (24) months in respect of Exclusive Products. If the Parties are unable to agree to standard lead time and cycle time targets prior to the Effective Date, then such standard lead times and cycle time targets will be determined by mediation with a mutually agreed upon third party mediator, and such determination led by the mediator shall be final and binding for the Parties for any such lead times and cycle time targets agreed to by the Parties in such mediation. The PO shall represent a binding commitment by Distributor to purchase and, upon written acceptance and acknowledgement by Supplier of the PO (each, an “Accepted PO”), a binding commitment by Supplier to supply such Exclusive Products or Exclusive Services. For the avoidance of doubt, Supplier shall accept and acknowledge all POs from Distributor that comply with the terms of this Agreement (including Section 5.01(a)(1) and Section 5.02(b)) and the Supplier Terms, in each case without modification, following agreement by Supplier on technical specifications in respect of such PO. Notwithstanding anything to the contrary contained in this Agreement or any PO, unless otherwise expressly agreed upon by the Parties in writing, no modification of this Agreement shall be effected by the use of any Accepted PO or other form containing any terms and/or conditions that are inconsistent with those of this Agreement (other than modifications as agreed to in accordance with Section 6.03(h)). The Parties hereby acknowledge and agree that, unless otherwise expressly agreed upon by the Parties in writing, any such inconsistent terms and conditions (other than modifications as agreed to in accordance with Section 6.03(h)) shall be null and void and be of no force or effect against the Parties and in the event of any conflict between the terms and conditions contained in this Agreement and any terms and conditions contained in any Accepted PO or other form, the terms and conditions contained in this Agreement and the applicable Supplier Terms shall govern. The Steering Committee shall review annually during the Term established lead times and cycle times for Exclusive Products and Exclusive Services and shall implement any mutually agreed modifications.

Section 6.03 PO Contents. POs issued by Distributor or any of its Affiliates on its behalf pursuant to this Agreement shall contain:

(a)       a PO number;

(b)       an Exclusive Products or Exclusive Services description or reference and scope of supply;

(c)       the requested delivery date or dates or delivery forecast and delivery terms if different from the terms set forth in the applied Supplier Terms;

(d)       the applicable prices as determined in accordance with Section 9.01 of this Agreement or as otherwise agreed in writing between the Parties;

(e)       the quantities to be released for delivery;

(f)       any applicable technical requirements;

(g)       any clauses required by applicable Law;

(h)       any clauses requested by Distributor, including to comply with its customer terms, that are different from the Supplier Terms, which will be expressly identified and clearly highlighted in the PO in order to ensure that Supplier is aware of and can expressly agree to and comply with such clauses; provided that any such different clauses accepted by Supplier must be expressly identified and clearly highlighted in Supplier’s acknowledgement of the PO by clause or sub-clause number (as applicable); provided, further, that, in each case, Supplier is not required to agree to any such Distributor requests; and

(i)       a statement on the face of the PO that reads as follows: “The parties agree that notwithstanding any reference to any other document, this purchase order shall be governed by that certain HDGT Distribution and Supply Agreement entered into by and between General Electric Company, a New York corporation, on behalf of its GE Gas Power business unit, and Baker Hughes, a GE company, LLC, a Delaware limited liability company, on November 13, 2018, as amended, modified or supplemented from time to time in accordance with its terms”; provided that the terms of this Agreement shall apply notwithstanding the absence of such statement on the face of any PO between the Parties during the Term of this Agreement.

Section 6.04 Modifications and Scheduling POs.

(a)       All delivery dates, shipping instructions, quantities ordered and other like terms of an Accepted PO may be revised upon the issuance by Distributor to Supplier of a change order in writing; provided that any and all changes set forth in such change orders must first be mutually agreed to by and between Distributor and Supplier. If any such change results in an increase or decrease in the cost or time required for the performance of the work under the Accepted PO, there shall be a mutually agreed equitable adjustment of the Accepted PO price and the scheduled delivery date(s). Distributor shall pay for all documented work that Supplier commenced for which Supplier has incurred costs under the Accepted PO prior to any quantities being decreased, provided that Supplier shall take commercially reasonable efforts to reduce such costs by re-using parts and components to the extent possible in its HDGT manufacturing business. Supplier shall not be obligated to proceed with any requested changed or extra work, or other terms, until the price of such change and its effect on the scheduled delivery date(s) have been agreed upon and effected by a change order.

(b)       Supplier agrees to provide a general schedule (with detail reasonably sufficient for the complexity of the scope of supply of the application to Distributor to verify the progress in light of Supplier’s commitment) and confirmation of completion/shipment date(s) at the time a PO is placed and accepted; provided that none of these schedules or confirmations shall modify any applicable agreed delivery date(s) set forth in the relevant POs as accepted by Supplier. Subject to appropriate safeguards for the protection of Supplier’s proprietary information and upon reasonable advance request, Supplier also agrees to allow Distributor’s staff regular access to its facilities to review the Accepted PO status and quality, and to provide a monthly report on schedule status. In the event that any portion of Exclusive Products or Exclusive Services falls behind agreed delivery schedule in respect of the applicable Accepted PO, Supplier shall (i) without prejudice to Distributor’s rights under the Supplier Terms, provide periodic written reasonably detailed report on action items as needed with regard to the status of the Accepted PO completion and (ii) allow for on-site expediting by Distributor or a qualified agent appointed by Distributor.

Section 6.05 Acceptance of POs. All POs, acceptances, change orders and other writings or electronic communications between the Parties, regardless of whether stated on the face of the PO or not, shall be governed by this Agreement.

Section 6.06 Frame 5 Arrangements. During the Term, (a) Supplier shall deliver Frame 5 heavy duty gas turbine nozzles (of the type supplied to Distributor as of the date hereof from GE Hungary’s facility in Veresegyhaz, Hungary or such other facility of GE Power that can provide such nozzles) (the “Frame 5 Nozzles”) (including any of Distributor’s finished goods inventory as of such delivery date) FCA GE Hungary’s facility in Veresegyhaz, Hungary or such other facility of GE Power that can provide such Frame 5 Nozzles (Incoterms 2010) that Distributor may order under this Agreement and (b) Distributor shall sell to Supplier, on a non-exclusive, non-committed supply basis, on Supplier Terms and pursuant to that certain Amended and Restated Supply Agreement, dated as of November 13, 2018, between BHGE and GE as amended, modified or supplemented from time to time in accordance with its terms (whereby BHGE supplies GE with certain Seller Goods (as defined therein)) certain (x) equipment, parts and components and (y) equipment, parts and components for upgrades, in the case of each of the foregoing clauses (x) and (y), for Frame 5 heavy duty gas turbine models at the applicable prices set forth on Appendix 11.

Article VII

Terms & Conditions of Purchase

Section 7.01 Terms & Conditions of Purchase.

(a)       Purchases made by Distributor or its Affiliates on its behalf of Exclusive Products or Exclusive Services shall be subject to the following:

(i)       the terms of this Agreement;

(ii)       the applicable Supplier Terms; and

(iii)       any additional terms contained in POs issued hereunder (including, on a PO-by-PO basis, any modifications to the Supplier Terms that the Parties may, from time to time, agree to in writing following negotiations as may be required to meet the specification and contractual requirements of Distributor or Distributor’s end customer).

(b)       In the event of a conflict in the construction of a PO, the following order of precedence will prevail:

(i)       first, the terms of this Agreement, excluding the applicable Supplier Terms;

(ii)       second, the applicable Supplier Terms subject to any modifications pursuant to any Accepted PO agreed in accordance with Section 6.03(h);

(iii)       third, subject to the limitations set forth in Section 7.02, Supplier’s Software license for the license of Supplier’s Software;

(iv)       fourth, subject to the limitations set forth in Section 6.02, the terms of any Accepted POs issued hereunder; and

(v)       fifth, drawings, specifications and related documents specifically incorporated by reference herein or in any PO.

Section 7.02 Certain Intellectual Property. Any Intellectual Property in respect of Exclusive Products and Exclusive Services shall be governed by the Amended and Restated Intellectual Property Cross License and, notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall narrow, limit or restrict any rights or licenses granted under the Amended and Restated Intellectual Property Cross License. Any terms and conditions relating to Intellectual Property set forth in (a) any Accepted POs issued hereunder or (b) the Supplier Terms that, in either case, are inconsistent with the terms and conditions contained in this Agreement, shall be subordinate to the terms of this Agreement.

Section 7.03 Frame 3 and Frame 5 Intellectual Property License.

(a)       GE Power hereby grants to Distributor and its Affiliates (for the avoidance of doubt, with respect to any Person that qualifies as an Affiliate of Distributor, only for so long as such Person remains an Affiliate of Distributor) a worldwide, perpetual, irrevocable (except as expressly provided under Section 7.03(g)), non-transferable (except in accordance with Section 12.12), non-sublicensable (except as permitted below in this Section 7.03) right and license, under all Intellectual Property controlled by GE Power for Frame 3 and Frame 5 gas turbines for use in the O&G Segment, to develop, make, have made, use, sell, commercialize, and provide Services for, (i) Frame 3 and Frame 5 gas turbines and (ii) parts and components for use in Frame 3 and Frame 5 gas turbines (such license, the “License”). The License shall be exclusive (including as to GE Power), in each case of (i) and (ii), solely within the O&G Segment (excluding where GE Power has exclusivity pursuant to Section 3.02 herein (the “GE Power Exclusive Field”)) for a period of twenty (20) years commencing on the Effective Date (the “Exclusive License Term”), after which time the foregoing license shall be non-exclusive; provided, however, that such exclusivity shall terminate if (x) the Supplier Sourcing Share in respect of Frame 5 Parts and Components (as calculated pursuant to Section 5.04(b)) reduces in any given twenty-four (24) month period during such Exclusive License Term by 30% as compared to such Supplier Sourcing Share with respect to such Frame 5 Part and Component purchased from Supplier in the most recently completed twenty-four (24) month period during such Exclusive License Term (a “Triggering Reduction”) or (y) upon the occurrence of a Change in Control of BHGE (such termination as a result of a Triggering Reduction or a Change in Control, in each case, a “Termination of Exclusivity”). The Parties agree that a Termination of

Exclusivity shall be the sole and exclusive remedy for GE Power with respect to a Triggering Reduction or a Change in Control. The exclusivity granted to Distributor in the License shall be subject to the licenses with third parties listed on Appendix 12 hereto.

(b)       The foregoing exclusivity shall be subject to GE Power retaining the limited right to develop, make, have made, supply and use (such use limited for the purposes set forth in clause (ii) of this Section 7.03(b)) Frame 3 and Frame 5 gas turbine parts and components to (i) perform its obligations under this Agreement and (ii) service its installed base of heavy duty gas turbines fleet as listed on Appendix 9-1 to this Agreement. For the avoidance of doubt, GE retains all rights within the GE Power Exclusive Field, including all rights to make, have made, supply, sell and use components for use in Frame 3 and Frame 5 gas turbines in the GE Power Exclusive Field. GE Power shall consult with Distributor in good faith with respect to any new product introductions in respect of Frame 3 and Frame 5 Parts and Components resulting from GE Power’s development activities under the foregoing license retention. Further, GE Power’s sublicensing of such rights in the GE Power Exclusive Field shall be subject to a right of first offer in favor of Distributor (on reasonably customary terms with reasonable customary timing) to perform the applicable sublicensed service.

(c)       Distributor may permit its and its Affiliates’ suppliers, contractors, distributors and consultants (including, for the avoidance of doubt, any Business Associates) to exercise any or all of the rights and licenses granted to Distributor under the License on behalf of and at the direction of Distributor or its Affiliates (and not for the benefit of such suppliers, contractors, distributors and consultants) and may request consent from GE Power to grant permissions to other third parties to exercise any or all of the rights and licenses granted to Distributor under the License, such consent not to be unreasonably withheld or delayed by GE Power. Distributor shall not, shall cause its Affiliates not to, and shall contractually require its suppliers, contractors, distributors and consultants (including, for the avoidance of doubt, any Business Associates) to which Distributor or its Affiliate extends such rights not to, use the rights and licenses granted pursuant to the License for any purpose other than as expressly provided herein.

(d)       Without limiting anything in subsection (c) above, Distributor and its Affiliates also may permit its and its Affiliates’ customers, solely in connection with such customers’ sourcing, purchase, receipt, use, commercialization or other exploitation of products or services provided (or to be provided) by or on behalf of Distributor or its Affiliates, to use, reproduce, distribute, display, and create derivative works of engineering studies, operating manuals, field manuals, and other relevant documents, materials and work product, in each case that are of the types provided as of the Effective Date to customers in connection with products or services provided by or on behalf of Distributor or its Affiliates (or are of the types that would otherwise reasonably be expected to be provided to customers in connection with products and services covered by the License provided by or on behalf of Distributor or its Affiliates) and that incorporate Intellectual Property covered by the License. Distributor shall contractually require its and its Affiliates’ customers to which Distributor or its Affiliate extends such rights hereunder to not use such rights for any purpose other than as set forth in this subsection (d).

(e)       In connection with the License, Distributor shall have access to Frame 3 and Frame 5 Engineering Licensed Tools (as “Engineering Licensed Tools” defined in the JV

Supply Agreement) of GE Power pursuant to Section 6.05 of that certain Supply and Technology Development Agreement, dated as of November 13, 2018, by and among GE, acting through its GE Aviation business unit and the legal entities operating on its behalf, BHGE LLC and GE, on behalf of its GE Power business (the “JV Supply Agreement”); provided, however, such access to such Frame 3 and Frame 5 Engineering Licensed Tools shall be limited to Distributor (and any Affiliates thereof to the extent such access by such Affiliates is permitted under the JV Supply Agreement) and shall be non-transferable, and no separate access to GE Power Technology shall be granted hereunder; provided, further, that nothing in this Agreement shall change or affect the scope or terms of any access to Technology granted under the JV Supply Agreement.

(f)       With respect to any permissions granted by Distributor or any of its Affiliates to a third party pursuant to Section 7.03(c) or Section 7.03(d), (i) Distributor shall notify GE Power promptly of any material breach that Distributor becomes aware of by any such third party of the terms of this Agreement applicable to the License, and (ii) if such third party does not cure such material breach within a reasonable period of time following notice of such breach, Distributor shall, upon written request from GE Power, terminate or revoke such permissions granted to such third party under Section 7.03(c) or Section 7.03(d), as applicable, and shall cause such third party to promptly cease use of Intellectual Property under the License. Distributor shall be responsible for any breach of the License by any such third party acting on Distributor’s or its Affiliates’ behalf as if it were a breach by Distributor (except that such a breach by any such third party shall not constitute a breach by Distributor for the purposes of Section 7.03(g)).

(g)       GE Power may, at any time including after expiration or termination of this Agreement, terminate the License in its entirety if Distributor materially and repeatedly breaches of the terms of the License (provided that neither a failure to pay royalties pursuant to Section 9.01(b), nor a breach of the License solely by any third party supplier, contractor, distributor, consultant or customer, shall constitute a breach by Distributor for the purposes of this Section 7.03(g)).

Article VIII

Allocation of Liability

Section 8.01 Limitation of Liability. Notwithstanding anything to the contrary contained in this Agreement or the applicable Supplier Terms (other than as expressly provided in Section 5.03 or Section 5.05), the Parties hereby agree that neither Distributor nor Supplier shall be liable to the other for any loss of profit or revenues, loss of use of equipment or systems, interruption of business, cost of replacement power, cost of capital, downtime costs, increased operating cost, or any consequential, indirect, incidental, special or punitive damages Regardless of Cause or Action or claims of Distributor or Distributor’s customers or Supplier or Supplier’s other customers for the foregoing types of damages.

Article IX

Pricing, Payment Terms and Invoicing

Section 9.01 Pricing and Payment Terms.

(a)       Supplier’s pricing to Distributor for Exclusive Products and Exclusive Services shall be based on the methodology set forth on Appendix 1, Appendix 2, Appendix 3, Appendix 4 and Appendix 5; provided, that, (i) the Specified HDGT Engineering Services shall be provided by Supplier to Distributor free of charge and (ii) the price for Supplier providing all other engineering Services listed on Appendix 3 to Distributor will be an amount equal to (1) the fully loaded costs and expenses reasonably incurred by Supplier in connection with such activity, plus (2) 10%. Charges in addition to those determined by the applicable pricing methodology shall be as agreed to in writing by Distributor and Supplier. The Steering Committee shall periodically review Supplier’s pricing to Distributor for Exclusive Products and Exclusive Services and shall consider any modifications necessitated by engineering and fleet costs, changes in product configuration or product specifications.

(b)       Payments for the License granted to Distributor in Section 7.03(a) shall be as set forth on Appendix 7.

Section 9.02 Taxes.

(a)       Pricing for Exclusive Products and Exclusive Services, and payment for the License in accordance with Section 9.01(b), is exclusive of, and Distributor shall bear and timely pay, any and all sales, use, value-added, transfer and other similar Taxes (and any related interest and penalties) imposed on, or payable with respect to, any Exclusive Products or Exclusive Services purchased by Distributor, or the payment for the License in accordance with Section 9.01(b), pursuant to this Agreement; provided that (i) to the extent such Taxes are required to be collected and remitted by Supplier, Distributor shall pay such Taxes to such Supplier upon receipt of an invoice from such Supplier (if applicable, accompanied by documentation related to a claim made by a tax authority) and (ii) for the avoidance of doubt, such pricing shall be inclusive of, and Supplier shall bear, any income and similar Taxes imposed on or payable by Supplier. Supplier will cooperate with Distributor with respect to any reasonable request to modify the process for the issuance of an invoice to allow Distributor to reclaim taxes from the appropriate Tax authority.

(b)       Withholding Tax or Other Similar Taxes. If any withholding or deduction from any payment under this Agreement (including payments for the License under Section 9.01(b) and Appendix 7 by Distributor is required in respect of any Taxes pursuant to any applicable Law, Distributor will (i) make any such required deduction from the amount payable to Supplier, (ii) timely pay the withheld or deducted amount referred to in clause (i) to the relevant Governmental Authority in accordance with applicable Law and (iii) promptly forward to Supplier a withholding tax certificate evidencing such payment by the Distributor to the Governmental Authority.

(d) Cooperation The Parties will take reasonable steps to cooperate to minimize the imposition of, and the amount of, Taxes described in this Section 9.02.

Article X

Additional Agreements

Section 10.01 Supplier and Business Associates. Notwithstanding anything herein to the contrary, Supplier and its Affiliates shall not be restricted from (a) entering into new agreements with a subdistributor, marketer, dealer, third-party seller, service provider or other business associate outside of the O&G Segment or (b) maintaining arrangements within the O&G Segment with such subdistributor, marketer, dealer, third-party seller, service provider or other business associate as (i) provided in Schedule A of the Amended and Restated Channel Agreement and (ii) such arrangement with such business associates existed as of July 3, 2017.

Section 10.02 Supply Chains. Each Party shall have the right to create their own supply chain in their respective segments for such parts, components and services that Supplier or Distributor currently purchases fully from external suppliers by working directly with qualified suppliers. The Parties shall identify the list of such parts, components and services for which they can maintain or establish a supply chain, which shall be strictly for their respective segment; provided, that it is acknowledged and agreed that, with respect to Distributor, such supply chain shall be limited solely to the Exempted Products and Services. Except as otherwise permitted by the Amended and Restated Intellectual Property Cross License, Distributor and its Affiliates shall contractually require any such suppliers to use Supplier Intellectual Property (including technical specifications with respect to any Exclusive Product or Exclusive Service) on behalf of Distributor and its Affiliates solely in the O&G Segment. Each Party shall grant the other Party and its Affiliates access to such first Party’s technical specifications and supplier base, as needed, to provide customary interconnection and interoperability between Exclusive Products and such parts and components set forth on Appendix 6.

Section 10.03 Technology Obsolescence. If Supplier determines that (a) a part and/or component included in any of the Exclusive Products or Exclusive Services, and being consistently purchased by Distributor, is commercially obsolete, and (b) Supplier no longer commercially supplies such obsolete part and/or component (or a reasonable replacement or alternative thereof), then Supplier will notify Distributor of its obsolescence determination with respect to such part and/or component and if Distributor continues to commercially supply such part and/or component to its customers, Supplier or its Affiliate shall provide to Distributor a non-exclusive, perpetual, worldwide license for such part and/or component at a mutually agreeable price; provided, Supplier shall have no obligation to provide such a license where such part and/or component has been upgraded and, as a result, such part and/or component is no longer commercially available.

Section 10.04 Engineering. During the Term, upon Distributor’s request, Supplier shall afford Distributor reasonable access to Supplier’s engineering Services listed on Appendix 3 to the extent Distributor reasonably deems necessary to address any customer field issues. Upon any exercise by Distributor of its rights under this Section 10.04, Distributor shall promptly pay to Supplier the fees and compensation for such services as set forth in Section 9.01(a).

Section 10.05 Right to Participate in New BHGE HDGT Development.

(a)       During the HDGT New Units Initial Term, promptly following (A) a determination by Distributor to independently from any other Person develop a heavy duty gas turbine with a maximum rating of not less than 44MW that is not manufactured or under development by Distributor as of the Effective Date (each such product, a “New BHGE HDGT”) (an “Independent Development Determination”) or (B) (1) receipt of a written proposal from a third party to collaboratively develop a New BHGE HDGT (including any arrangement for access to, or licensing of, Intellectual Property or Technology from a third party in connection with the development of a New BHGE HDGT) and (2) a determination by Distributor to pursue such proposal (a “Joint Development Determination”), Distributor shall, subject to Section 12.09, deliver a written notice (the “Offer Notice”) to Supplier or such Affiliate (collectively, “Supplier Developer”) setting forth (i) a description of the technological and operational scope of the New BHGE HDGT to be developed, (ii) the aggregate amount of funding being sought by Distributor for such New BHGE HDGT development or, in the case of a Joint Development Determination, being provided by any development partner and (iii) any other material terms and conditions of the proposed development, in each case, in such specificity as, in Distributor’s reasonable opinion, would not conflict with any third party confidentiality obligations to which Distributor or any of its Affiliates are bound. The receipt of the Offer Notice by the Supplier Developer shall constitute an offer by Distributor to participate in the development of the New BHGE HDGT on the terms set forth in the Offer Notice (the “Development Offer”). The Development Offer shall remain open and irrevocable for a period of sixty (60) days after receipt of such Offer Notice by Supplier Developer (the “Offer Period”). Supplier Developer shall have, during the Offer Period, reasonable access to information and materials necessary to evaluate the offer in the Offer Notice (including, but not limited to, information relating to the arrangement with any third party in the development of the New BHGE HDGT, and access to or license of any Intellectual Property or Technology in respect of such development and the terms thereof); provided, that, (i) prior to receiving such access, Supplier Developer shall have entered into a customary confidentiality agreement and agreed to implement any clean team arrangements reasonably requested by Distributor and (ii) such access shall not (x) interfere unreasonably with the business of Distributor or (y) reasonably be expected to result in the forfeiture or waiver of any attorney-client privilege. If Supplier Developer accepts the Development Offer at any time prior to the expiration of the Offer Period by written notice delivered to, and received by, Distributor, Supplier Developer and Distributor shall, as soon as reasonably practicable following such acceptance, negotiate in good faith the definitive agreement for such New BHGE HDGT development.

(b)       In the event Supplier Developer does not accept the Development Offer within the Offer Period or Supplier Developer and Distributor fail to enter into a definitive agreement with respect to the development of such New BHGE HDGT within ninety (90) days (as otherwise extended by the agreement of the Parties in writing) after Supplier Developer accepts the Development Offer, Distributor may (i) in the case of an Independent Development Determination, independently develop such New BHGE HDGT or (ii) in the case of a Joint Development Determination, (A) develop independently from any other Person such New BHGE

HDGT including without any reliance on any arrangement for access to, or license of, Intellectual Property or Technology from a third party in respect of such New BHGE HDGT independent development (which, for the avoidance of doubt, shall be deemed for purposes hereunder to not be an Independent Development Determination) or (B) jointly develop such New BHGE HDGT with the joint development partner identified in the Offer Notice, in the case of the foregoing (1) clauses (i) or (ii)(A), on terms materially similar to those specified in the Offer Notice and (2) clause (ii)(B), on terms and conditions materially no more favorable to the joint development partner than those specified in the Offer Notice, including funding by the development partner for an amount not less than the investment offer included in the Offer Notice. Nothing in this Section 10.05 shall be construed as imposing any obligation on Supplier or any of its Affiliates to consider, accept or participate in any development with Distributor with respect to New BHGE HDGTs or otherwise.

Section 10.06 Termination of the November 1995 Nuovo Pignone Agreement. The Parties hereto hereby acknowledge and agree that (a) entry into this Agreement shall terminate and supersede that certain Agreement between Nuovo Pignone s.p.a. (“Nuovo Pignone”) and GE relating to Heavy Duty Gas Turbines dated as of November 10, 1995 (the “November 1995 Nuovo Pignone Agreement”) and (b) the other Nuovo Pignone Agreements have already terminated in accordance with their terms; provided, however, that, notwithstanding anything in any of the Nuovo Pignone Agreements to the contrary (including the first sentence of Article IV of the November 1995 Nuovo Pignone Agreement), neither Distributor nor any of its Affiliates (including Nuovo Pignone) shall be required to return or destroy any technical information made available, disclosed or otherwise provided to Distributor or any of its Affiliates (including Nuovo Pignone) under or in connection with any of the Nuovo Pignone Agreements. The Parties shall cause their respective Affiliates to execute such documents as may be necessary to give full effect to the foregoing.

Article XI

Term and Termination

Section 11.01 Term. The term of this Agreement (a) with respect to (i) the Exclusive Products Distribution Appointment and (ii) the supply and purchase of HDGT New Units, shall, in each case, commence on the Effective Date and, unless earlier terminated pursuant to Section 11.02, shall continue for a period of sixty (60) months (the “HDGT New Units Initial Term”), (b) with respect to (i) the Exclusive Services Distribution Appointment and (ii) the provision of HDGT Services, Controls Products and Frame 5 Parts and Components shall, in each case, commence on the Effective Date and, unless earlier terminated pursuant to Section 11.02, shall continue for a period that is the later of (x) the twenty (20) year anniversary of this Agreement or (y) the operating service life of the HDGT in respect of which each HDGT Service, Controls Product or Frame 5 Part and Component relates (collectively, “Exclusive Services Initial Term”) and (c) with respect to the provision of HDGT Engineering Services, shall commence on the Effective Date and, unless earlier terminated pursuant to Section 11.02, shall continue for a period of five (5) years (the “Engineering Services Original Term”). Following the Engineering Services Original Term, this Agreement shall automatically renew solely with respect to the supply of HDGT Engineering Services for a single additional term of five (5) years (together with the Engineering Services Original Term, the “Engineering Services

Initial Term”). Six (6) months prior to the expiration of each of the HDGT New Units Initial Term, the Exclusive Services Initial Term and the Engineering Services Initial Term, the Parties shall commence good faith discussions for a written extension of such term taking into consideration all prior supply and sourcing arrangements between the Parties. The HDGT New Units Initial Term, the Exclusive Services Initial Term, the Engineering Services Initial Term, the Exclusive License Term, as applicable, plus any renewal term(s), if any, are herein referred to as the “Term”. Upon the Termination Date, the terms of this Agreement shall continue to govern all Accepted POs governed by this Agreement that are entered into between the Parties prior to the Termination Date.

Section 11.02 Termination Events.

(a)       Mutual Agreement. This Agreement may be terminated upon the mutual written agreement of the Parties.

(b)       Bankruptcy, Insolvency. Either Party may terminate this Agreement immediately by written notice to the other Party upon the occurrence of any of the following events: (i) the other Party is or becomes insolvent or unable to pay its debts as they become due within the meaning of the United States Bankruptcy Code (or any successor statute) or any analogous foreign statute; (ii) the other Party appoints or has appointed a receiver for all or substantially all of its assets, or makes an assignment for the benefit of its creditors; (iii) the other Party files a voluntary petition under the United States Bankruptcy Code (or any successor statute) or any analogous foreign statute; or (iv) the other Party has filed against it an involuntary petition under the United States Bankruptcy Code (or any successor statute) or any analogous foreign statute, and such petition is not dismissed within ninety (90) days.

(c)       Termination for Material Breach.

(i)       In the event of a material breach by a Party of its other obligations hereunder (a “Material Breach”), the other Party (the “Non-breaching Party”) shall provide written notice to the first Party (the “Breaching Party”) as soon as reasonably practicable after the Non-breaching Party becomes aware of the occurrence of such Material Breach, which notice shall contain a description of such Material Breach in reasonable detail (a “Notice of Material Breach”). The failure or delay of the Non-breaching Party in delivery of a Notice of Material Breach shall not be deemed a waiver of any rights of the Non-breaching Party unless and to the extent such failure or delay materially and adversely affects the Breaching Party’s ability to cure such Material Breach. For the avoidance of doubt, any breach of this Agreement contemplated by Section 5.03 or Section 5.04 shall not constitute a Material Breach for purposes of this Section 11.02(c) and shall be addressed solely as set forth in Section 5.03 or Section 5.04, as applicable.

(ii)       The Breaching Party shall have the automatic right during the forty-five (45) day period in respect of a Material Breach following receipt of a Notice of Material Breach to cure such material breach (the “Initial Cure Period”). Any efforts by the Breaching Party to cure shall not be deemed an admission that the Breaching Party has committed a Material Breach. If the Breaching Party has promptly and diligently taken reasonable steps to cure but such cure has not been completed within the Initial Cure Period, then the period to cure shall be extended for a commercially reasonable time not to exceed thirty (30) days in respect of a Material Breach to enable such cure to be completed (the “Extended Cure Period”), provided that, the cure period shall not be extended if, notwithstanding all reasonable efforts, such cure could not be effected within the Extended Cure Period.

(iii)       If the Breaching Party disputes that a Material Breach has occurred, or if a cure is not possible within the Initial Cure Period (or, if applicable, the Extended Cure Period), then senior management representatives of the Parties shall meet, no later than fifteen (15) days following delivery of written notice from one Party to the other Party requesting such meeting, to attempt to resolve such dispute. The Parties shall use all reasonable efforts to fully resolve the dispute and to find a cure within the Initial Cure Period (or, if applicable, the Extended Cure Period). The Parties may extend the duration of such dispute resolution proceedings for such period of time as may be mutually agreed in writing. If the Parties have not resolved such dispute by the end of thirty (30) days following the written notice requesting a dispute resolution meeting of senior management, then the Non-breaching Party may terminate the Agreement by delivering written notice to such effect to the Breaching Party.

(iv)       Termination shall be without prejudice to any rights or remedies to which Supplier or Distributor may be entitled under this Agreement or applicable Law, including the right to seek damages, specific performance and/or injunctive relief.

(d)       Breaches of Accepted POs. For the avoidance of doubt, the breach of an individual Accepted PO shall not constitute a breach of this Agreement; provided, however, Supplier may terminate this Agreement upon notice to Distributor: (i) for material and repeated breaches of Accepted POs (other than payment obligations under such Accepted PO) by Distributor that Distributor has not cured within one hundred eighty (180) days following written notice of default from Supplier, or (ii) defaults by Distributor of its payment obligations under any Accepted POs, for outstanding undisputed amounts, from time to time, individually or in the aggregate, in excess of (A) $20 million for Exclusive Products or (B) $10 million for Exclusive Services, in the case of each of the foregoing clauses (A) and (B), excluding agreed rejected materials or settled delivery issues.

(e)       Termination of Distribution Appointments. For the avoidance of doubt, subject in all respects to Section 5.05, this Agreement shall not terminate upon any of Distributor or Supplier being relieved of its exclusivity obligations under, in the case of Supplier, Section 3.01(a) and Section 5.01(a) or, in the case of Distributor, Section 5.01(a) and Section 5.01(b).

Section 11.03 Effect of Termination.

(a)       Subject to Section 11.03(b), the expiration or earlier termination of this Agreement shall not relieve any Party of any of its obligations or liabilities, or prejudice any Party’s rights or remedies, in each case, arising prior to or upon such expiration or earlier termination, including under any pending Accepted POs executed between the Parties.

(b)       Upon expiration or termination of this Agreement, Distributor’s use of the name and trademarks of GE and/or its Affiliates, including the words “General Electric” or “GE” with respect to Exclusive Products and in connection with the provision of Exclusive Services shall, for any period commencing thereafter, be governed by the Amended and Restated Trademark License.

(c)       The acceptance of any PO from, or the sale or provision of any Exclusive Products or Exclusive Services to Distributor, after the expiration or termination of this Agreement shall not be construed as a renewal or extension hereof, nor as a waiver of such expiration or termination, but in the absence of a written agreement signed by one of the authorized representatives of Supplier herein, all such transactions shall be governed by provisions identical to the provisions of this Agreement.

(d)       Upon a termination of the Agreement pursuant to Section 11.02(d), the Parties will use reasonable efforts to enter into a new supply agreement for Exclusive Products and Exclusive Services on terms that reflect pricing, standard terms, lead times and product scope consistent with the supply relationship of the Parties prior to the Effective Date.

Article XII

GENERAL PROVISIONS

Section 12.01 Authority. Each Party represents that it has full power and authority to enter into and perform this Agreement. Each Party represents that those persons signing this Agreement on behalf of such Party are duly authorized Representatives of such Party and properly empowered to execute this Agreement.

Section 12.02 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and, in the case of delivery in person or by overnight mail, shall be deemed to have been duly given upon receipt) by delivery in person or overnight mail to the respective Parties, delivery by facsimile transmission (providing confirmation of transmission) to the respective Parties or delivery by electronic mail transmission (providing confirmation of transmission) to the respective Parties. Any notice sent by facsimile transmission or electronic mail transmission shall be deemed to have been given and received at the time of confirmation of transmission. All notices, requests, claims, demands and other communications hereunder shall be addressed as follows, or to such other address, facsimile number or email address for a Party as shall be specified in a notice given in accordance with this Section 12.02.

(a)       If to Supplier:

General Electric Company
33-41 Farnsworth Street
Boston, Massachusetts 02210

Attention:	James M. Waterbury
Telephone:	(617) 443-3030
Attention:	Mark Landis
Telephone:	(617) 443-2902
Facsimile:	(203) 286-2181
Email:	jim.waterbury@ge.com
mark.landis@ge.com

with a further copy to:

GE Gas Power
1 River Road, Building 40
Schenectady, New York 12345
Attention:                 General Counsel

(b)       If to Distributor:

Baker Hughes, a GE company, LLC
17021 Aldine Westfield Road
Houston, Texas 77073

Attention:	William D. Marsh
Telephone:	(713) 879-1257
Facsimile:	(713) 439-8472
Email:	will.marsh@bhge.com

Section 12.03 Entire Agreement, Waiver and Modification. This Agreement, the applicable Supplier Terms and any Accepted POs issued hereunder are the complete and exclusive statement of the agreement between the Parties relating to the subject matter hereof, and supersede all prior written and oral communications, agreements, letters of intent, representations, warranties, statements, negotiations, understandings and proposals, with respect to such subject matters, including the Supply Agreement, dated November 13, 2018, entered into by the Parties and their Affiliates (which is hereby amended and superseded by this Agreement). No modification, termination or waiver of any provision hereof shall be binding upon a Party unless made in writing and executed by an authorized Representative of such Party.

Section 12.04 No Third Party Beneficiaries. This Agreement is for the sole benefit of the Parties and their successors and permitted assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person, including any union or any employee or former employee of Supplier or Distributor, or entity any legal or equitable right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement.

Section 12.05 Compliance with Laws and Regulations. Each Party hereto shall be responsible for its own compliance with any and all Laws applicable to its performance under this Agreement. No Party will take any action in violation of any such applicable Law that would reasonably be likely to result in liability being imposed on the other Party. Each Party will comply with its own business code of conduct.

Section 12.06 Amended and Restated Supply Agreement. During the Term (a) no Exclusive Product or Exclusive Service offered pursuant to this Agreement shall be available for supply or purchase (as applicable) under the Amended and Restated Supply Agreement, dated as of November 13, 2018, between GE and BHGE (whereby GE supplies BHGE with certain Seller Goods (as defined therein)) as amended, modified or supplemented from time to time in accordance with its terms and (b) Controls Products offered pursuant to this Agreement are solely for use in Services in respect of HDGTs provided by Distributor’s rotating equipment business, known on the date hereof as the Turbomachinery and Process Solutions (TPS) business unit, and shall not be used in the provision of any other Services provided by Distributor (including, for the avoidance of doubt, by Distributor’s controls and measurement business, known on the date hereof as the Controls & Sensing business unit (or any successor or permitted assignee thereof), pursuant to the Amended and Restated Channel Agreement).

Section 12.07 Governing Law; Dispute Resolution.

(a)       This Agreement and any disputes hereunder (whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall in all respects be governed by, and construed and enforced in accordance with, the laws of the State of New York, including all matters of construction, validity and performance, in each case without reference to any conflict of law rules that might lead to the application of the laws of any other jurisdiction.

(b)       The parties exclude application of the United Nations Convention on Contracts for the International Sale of Goods.

(c)       Any dispute arising out of or in connection with this Agreement or any POs issued under it between Distributor and Supplier should be resolved as rapidly as reasonably possible pursuant to good faith discussion between the respective project or transaction level employees. If a dispute cannot be resolved between the project or transaction level employees within four (4) weeks of the dispute arising, the project or transaction level employees should submit the dispute to senior leadership of their respective businesses for resolution. If the dispute is nonetheless unresolved, the dispute resolutions procedures in (d) below shall apply.

(d)       Any dispute arising out of or in connection with this Agreement or an individual Accepted PO that cannot be settled by the negotiation procedure set forth in Section 12.07(c) shall be resolved in accordance with the dispute resolution provision in the Supplier Terms.

(e)       In the event of a breach of the covenants contained in Section 5.01(a) and Section 5.01(b), in addition to any other right or remedy afforded to the non-breaching Party under this Agreement or under any applicable Law, (i) Supplier and Distributor acknowledge and agree that it would be extremely difficult to accurately determine the amount of damages suffered by the non-breaching Party as a result of such breach and (ii) the Parties further agree that money damages may not be a sufficient remedy for any breach of any of the foregoing covenants, and that the non-breaching Party also shall be entitled to seek specific performance, injunctive relief or other equitable relief as a remedy for any such breach without the necessity of posting a bond or other security, except as may be expressly mandated under any applicable Law (“Equitable Relief”). Each of the foregoing remedies shall be in addition to and not in lieu of or at the exclusion of any and all other remedies available to the non-breaching Party under this Agreement or at law or equity.

Section 12.08 Force Majeure. Neither Party shall be liable or considered in breach of its obligations under this Agreement to the extent that such Party’s performance is delayed or prevented, directly or indirectly, by any cause beyond its reasonable control or reasonable planning, or by armed conflict, acts or threats of terrorism, epidemics, strikes, or acts or omissions of any governmental authority. If a force majeure event of the nature described above occurs, the schedule for such Party’s performance shall be extended by the amount of time lost by reason of the event plus such additional time as may be needed to promptly overcome the effect of the event.

Section 12.09 Confidentiality. In addition to (and not in lieu of) the confidentiality provisions set forth in the Supplier Terms, the Parties agree as follows:

(a)       In connection with this Agreement, Supplier and Distributor (as to information disclosed, the “Disclosing Party”) may each provide the other Party (as to information received, the “Receiving Party”) with Confidential Information. “Confidential Information” means (i) all terms for Exclusive Products or Exclusive Services, (ii) all information that is designated in writing as “confidential” or “proprietary” by the Disclosing Party at the time of written disclosure, (iii) all information that is orally designated as “confidential” or “proprietary” by the Disclosing Party at the time of oral disclosure and is confirmed to be “confidential” or “proprietary” in writing within 10 days after oral disclosure or (iv) any other information of a type or nature that customarily would be treated as confidential or proprietary in respect of the distribution and supply arrangement contemplated herein. The obligations of this Section 12.09 shall not apply as to any portion of the Confidential Information that: (A) is or becomes generally available to the public other than from disclosure by the Receiving Party, its Representatives or its Affiliates; (B) is or becomes available to the Receiving Party or its Representatives or its Affiliates on a non-confidential basis from a source other than the Disclosing Party when the source is not, to the best of the Receiving Party’s knowledge, subject to a confidentiality obligation to the Disclosing Party with respect to such information; (C) is independently developed by Receiving Party, its Representatives or its Affiliates, without reference to the Confidential Information as evidenced by written documents; or (D) is approved for disclosure in writing by the Disclosing Party.

(b)       The Receiving Party agrees, (i) to use the Confidential Information only in connection with the performance of its obligations or the exercise of its rights pursuant to this Agreement, (ii) to take reasonable measures to prevent disclosure of the Confidential Information, except to its Representatives who have a need to know such information for such Party to perform its obligations under this Agreement or in connection with the permitted use(s)

of such Confidential Information under this Agreement, including (x) resale of HDGT New Units and HDGT Services to Distributor’s customers and (y) Distributor’s exercise of its rights under the License, and (iii) not to knowingly disclose the Confidential Information to a competitor of the Disclosing Party. The Receiving Party further agrees to obtain a commitment from any recipient of Confidential Information (including the Receiving Party’s Representatives and Affiliates) to comply with the terms comparable to this Section 12.09(b) before disclosing any Confidential Information.

(c)       If the Receiving Party or any of its Affiliates or Representatives is required by Law, legal process or a Governmental Entity to disclose any Confidential Information, that Party agrees to provide the Disclosing Party with prompt written notice to permit the Disclosing Party to seek an appropriate protective order or agency decision or to waive compliance by the Receiving Party with the provisions of this Section 12.09(c). If, absent the entry of a protective order or other similar remedy, the Receiving Party is based on the advice of its counsel legally compelled to disclose such Confidential Information, such Party may furnish only that portion of the Confidential Information that has been legally compelled to be disclosed, and shall exercise its reasonable efforts in good faith to obtain confidential treatment for any Confidential Information so disclosed.

(d)       Upon written request of the Disclosing Party, the Receiving Party shall promptly at its option either: (i) return all Confidential Information disclosed to it or (ii) destroy (with such destruction certified in writing by the Disclosing Party) all Confidential Information, without retaining any copy thereof, except to the extent retention is necessary for the limited purpose to enable permitted use(s) and maintenance of Exclusive Products and Exclusive Services. No such termination of this Agreement or return or destruction of any Confidential Information will affect the confidentiality obligations of the Receiving Party all of which will continue in effect as provided in this Agreement.

(e)       No Party shall make any press release or similar public announcement with respect to this Agreement or any of the matters referred to herein.

Section 12.10 Counterparts; Electronic Transmission of Signatures. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, and delivered by means of electronic mail transmission or otherwise, each of which when so executed and delivered shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.

Section 12.11 Survival. The provisions of Article VII, Article VIII, Article IX, Article X, Article XI and Article XII of this Agreement shall survive the expiration or earlier termination of this Agreement.

Section 12.12 Assignment. Neither Distributor nor Supplier shall be entitled to assign this Agreement or any PO that incorporates this Agreement to a third party non-Affiliate without the prior written consent of the other Party; provided, however, (a) either Party may assign this Agreement to any Person who is a Credit-Worthy Assignee in connection with the sale, assignment, contribution or other transfer (by operation of Law or otherwise) of all or substantially all of the assets of such assigning Party, and (b) in connection with the sale of

Distributor’s rotating equipment business, known on the date hereof as the Turbomachinery and Process Solutions (TPS) business unit, Distributor may assign solely the License to the purchaser of such business unit (or to an Affiliate thereof) that qualifies as a Credit-Worthy Assignee. From and after any assignment permitted by this Section 12.12, the assigning Party shall have no further liability under this Agreement except for liabilities accruing before the time of such assignment. Any assignee of Supplier or Distributor shall be bound by the terms and conditions of this Agreement. Subject to this Section 12.12, this Agreement is binding upon, inures to the benefit of and is enforceable by the Parties and their respective successors and permitted assigns. As used herein, the term “Credit-Worthy Assignee” means a Person that, or whose obligations are guaranteed by a Person that, has (x) if such Person has a long-term unsecured and non-credit enhanced debt credit rating by either Standard & Poors or Moody’s (a “Rating”), a Rating that is equal to or higher than the Rating that the assigning Party has at the time of such assignment or (y) if such Person does not have a Rating, produced to the non-assigning Party information sufficient to demonstrate to the reasonable satisfaction of such non-assigning Party that the creditworthiness of such Person is equivalent to a Person that possesses such Rating.

Section 12.13 Rules of Construction. Interpretation of this Agreement shall be governed by the following rules of construction: (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (b) references to the terms Article, Section, paragraph and Appendix are references to the Articles, Sections, paragraphs and Appendices of this Agreement unless otherwise specified; (c) the terms “hereof”, “herein”, “hereby”, “hereto”, and derivative or similar words refer to this entire Agreement, including the Appendices and Exhibits hereto; (d) references to “$” shall mean U.S. dollars; (e) the word “including” and words of similar import when used in this Agreement shall mean “including without limitation,” unless otherwise specified; (f) the word “or” shall not be exclusive; (g) references to “written” or “in writing” include in electronic mail form; (h) provisions shall apply, when appropriate, to successive events and transactions; (i) the headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement; (j) Supplier and Distributor have each participated in the negotiation and drafting of this Agreement and all appendices and if an ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or burdening either Party by virtue of the authorship of any of the provisions in any of this Agreement; (k) a reference to any Person includes such Person’s successors and permitted assigns; (l) any reference to “days” means calendar days unless Business Days are expressly specified; and (m) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded, and if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day.

Section 12.14 Non-Recourse. No past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney or Representative of Supplier or Distributor shall have any liability for any obligations or liabilities of such Party under this Agreement of or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby.

Section 12.15 Audit. Each Party shall use reasonable efforts to maintain a complete and correct set of records pertaining to the purchase and sale of the Exclusive Products and Exclusive Services in their respective segments (and the terms to the extent necessary to calculate the Supplier Sourcing Share) under this Agreement and compliance with the obligations hereunder and with applicable Law (if Exclusive Products or Exclusive Services being procured are in support of a United States government end customer or an end customer funded in whole or in part by the United States government) applicable to each Party’s performance under this Agreement (the “Records”). During the Term of this Agreement and for 12-months from such expiration or termination, upon reasonable prior notice and during normal business hours, at either Party’s election and expense, such Party may conduct one reasonable audit of the Records of the other Party through an audit conducted by an independent third party auditor. Each Party shall take all reasonable measures to ensure the safety of any auditor who is present on its premises.

Section 12.16 Export Law Compliance. Each Party shall be responsible for their compliance with applicable United States (or other jurisdictions as applicable) export laws, rules and regulations as related to its and its Affiliates’ performance under this Agreement.

Section 12.17 Severability. The invalidity or unenforceability of any term or provision of this Agreement shall (a) be replaced by such term or provision as most closely reflects the intent of the invalid or unenforceable term or provision and (b) not affect the validity or enforceability of the remaining terms and provisions hereof and each provision of this Agreement shall be valid and enforceable to the fullest extent permitted by Law.

Section 12.18 Subcontractor Flow Downs for United States Government Commercial Items Contracts. If Exclusive Products or Exclusive Services being procured by Distributor are in support of a United States government end customer or an end customer funded in whole or part by the United States government, directly or through a prime contractor, Distributor shall expressly identify such use of any Exclusive Product or Exclusive Service in the PO and as necessary will agree to include compliance as necessary with the terms and conditions applicable to services procured for the United States government located at the following link: http://www.gesupplier.com/html/GEPolicies.htm.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed on the date first written above by their respective duly authorized officers.

GENERAL ELECTRIC COMPANY

By:	/s/ Robert Duffy
Name: Robert Duffy
Title: Vice President - Development

BAKER HUGHES, A GE COMPANY, LLC

By:	/s/ Lee Whitley
Name: Lee Whitley
Title: Corporate Secretary